Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205952) of our report dated June 27, 2023, appearing in this Annual Report on Form 11-K of the Barnes Group Inc. Retirement Savings Plan for the year ended December 30, 2022.

/s/ Fiondella, Milone & LaSaracina LLP

Fiondella, Milone & LaSaracina LLP
Glastonbury, Connecticut
June 27, 2023